Exhibit 99.1

Contact: Whirlpool Corporation

Media: Jill Saletta, 269/923-7405

media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_relations@whirlpool.com

WHIRLPOOL CORPORATION REPORTS THIRD-QUARTER RESULTS

Third quarter diluted earnings per share of $2.15

Company announces aggressive steps to address declining global demand and increased material costs

BENTON HARBOR, Mich., October 28, 2008—Whirlpool Corporation (NYSE: WHR) announced earnings from continuing operations decreased 7 percent to $163 million, or $2.15 per diluted share, compared to $175 million, or $2.20 per diluted share reported during the previous year’s quarter. Revenue of $4.9 billion for the quarter increased 1 percent from the $4.8 billion reported in the third quarter of 2007.

Third-quarter earnings reflect lower global unit volumes, higher material and oil-related costs and lower asset sale gains compared to the third quarter of 2007. These items were partially offset by an income tax benefit, favorable price/mix and productivity initiatives during the quarter. The company’s results included $10 million in asset sale gains compared with $41 million of asset sale gains and the sale of an investment in the previous year’s quarter.

“We are in the midst of a rapidly changing and very challenging economic environment. We have seen a sharp drop in demand in North America and Europe during the third quarter and we do not expect demand conditions to improve in the near term,” said Jeff M. Fettig, Whirlpool Corporation chairman and chief executive officer. “Our third quarter results were negatively impacted by declining demand and record levels of cost inflation. These unfavorable factors were partially offset by improved price/mix and productivity.

“The global credit crisis has had a profound negative impact on what was already a weakening and very fragile global economy. Declining home values, rising unemployment and very low consumer confidence levels will likely prolong a negative demand environment at least through the middle of 2009.

“In anticipation of this environment, we have announced substantial cost and production capacity reductions to adjust our business cost structure to expected demand levels. We will reduce our global workforce by approximately 5,000 positions by the end of 2009. In addition to the four facility closures we have announced earlier this year, we are also closing our Jackson, Tennessee facility and transferring production into our Findlay, Ohio location.”

The company outlined the following actions:

•

A reduction in force of approximately 5,000 jobs, which is being implemented across the global organization. The reduction includes both jobs that have already been announced through plant closures along with new reductions taking place now and through the end of 2009:

•

The company will close its facility in Jackson, Tenn. Production from Jackson will be consolidated into the Findlay, Ohio plant. The closure will result in a reduction of approximately 500 positions. Since January 2008, the company announced the closure of plants in LaVergne, Tenn.; Oxford, Miss.; Puebla, Mexico and Reynosa, Mexico, which resulted in a reduction of approximately 2,000 jobs.

•	The company will reduce approximately 500 salaried positions throughout North America. These include both full time and contractor positions.

•

Whirlpool is implementing reductions across its international regions totaling approximately 1,900 jobs with the majority occurring in Europe. These are comprised of new reductions as well as those announced earlier this year.

•	These actions do not include current or potential future layoffs, which are intended to be temporary in nature.

According to Fettig, the actions are expected to produce savings of approximately $275 million on an annualized basis. “While decisions to eliminate jobs and close facilities are very difficult, they are necessary to create a cost-effective business structure. These changes will ensure that our company is proactively taking the necessary steps to adjust its cost structure and production capacity to lower expected demand levels.”

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America third-quarter sales of $2.7 billion declined 7 percent from the prior year. U.S. industry unit shipments of major appliances (T7)* declined approximately 11 percent.

Operating profit of $74 million declined from $132 million reported in the previous year. Significantly higher material and oil-related costs and lower industry demand were the primary factors affecting the company’s third-quarter operating profit. These factors were partially offset by favorable price/mix and ongoing productivity initiatives.

Based on current economic conditions, the company expects full-year 2008 U.S. industry unit shipments to decline approximately 10 percent from 2007 levels compared with its previous expectation of a 6 percent to 7 percent decline.

Whirlpool Europe reported third-quarter sales of $1.1 billion, a 9 percent increase from the prior year. Excluding the effects of currency, sales were approximately equal to the previous year. Overall industry demand during the quarter declined approximately 4 percent from the prior year.

Operating profit decreased to $52 million from $84 million reported in the previous year. The region recorded an asset sale gain of $9 million in the third quarter compared with a $32 million gain in the previous year. In addition to the reduction in asset sale gains, European results were unfavorably impacted by higher material and oil-related costs, lower unit volumes and lower fixed cost absorption. These increased costs were substantially offset by favorable product price/mix during the quarter.

Based on current economic conditions in the European region, the company expects full-year 2008 industry unit shipments to decline 3 percent to 4 percent from 2007 levels compared with its previous expectation of a 2 percent to 3 percent decline.

Whirlpool Latin America net sales increased 22 percent to $1.0 billion. Sales results reflect continued strong demand for the company’s innovative products in the region and favorable foreign currency translation. Excluding currency translation, sales for appliances and compressors increased approximately 11 percent.

Operating profit totaled $116 million in the third quarter compared with $103 million in the prior year. Increased appliance unit shipments, regional tax incentives, favorable price/mix and productivity were positive factors during the third quarter. These factors were mitigated by increased material and oil-related costs and the non-recurrence of a non-income based tax credit of $12 million.

Based on current economic conditions in Latin America, the company expects full-year 2008 shipments to rise 5 percent to 8 percent.

Whirlpool Asia reported third-quarter sales of $137 million, increasing 11 percent from the prior year. Excluding the impact of currency, sales increased approximately 16 percent predominantly due to higher unit volume. Operating profit during the quarter was breakeven. The year-over-year increase in operating profit resulted from higher volume and favorable trends in productivity and product price/mix. These favorable items were partially offset by higher material costs.

The company continues to expect full-year 2008 industry unit shipments to increase 5 percent to 10 percent from 2007 levels.

Outlook

The additional actions the company is undertaking to reduce costs across its global operations will result in additional restructuring expenses. For the full-year 2008, the company now anticipates recording restructuring expenses of approximately $170 million compared with its previous estimate of $100 million.

“Though we are in a challenging and uncertain economic environment, Whirlpool remains very well positioned to overcome these challenges and further strengthen our global operations,” said Fettig. “The actions we are taking reflect the strong operating disciplines that are required to succeed in any environment. We will rapidly make the necessary changes to adapt to this economic environment and will continue to invest in the right areas that are key to our future success.”

For the full-year 2008, Whirlpool now expects earnings per diluted share from continuing operations to be in the $5.75 to $6.00 range compared with its previous estimate of $7.00 to $7.50 per share. Based upon its revised earnings expectations and industry outlook, the company expects to generate free cash flow of $0 to $50 million for the full year compared to its previous estimate of $500 to $550 million.**

Given the challenging economic conditions and its revised free cash flow outlook, the company has suspended its share repurchase program.

* T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

** A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by continuing operations appears below under the heading “Cash Flow Reconciliation.”

NEW INNOVATIONS

•	The Whirlpool brand in North America launched:

•	The Whirlpool brand Resource Saver dishwasher system designed to increase tough soil cleaning performance.

•	The eco-friendly SteamClean innovation on Whirlpool brand electric ranges.

•	The Maytag brand in North America launched:

•	The new Maytag Bravos, the first top-load washer to offer a CEE Tier III energy rating, the highest efficiency level in the industry. The first top-loading laundry pair to offer a steam cycle.

•	A new Centennial washer and dryer pair featuring a heavy-gauge steel lid, Dependable Clean wash system and Smooth Balance suspension to reduce vibration and noise.

•	The Amana brand in North America launched:

•

A new traditional top-load laundry pair. The top-load washing machine features antimicrobial protection and an updated console for a stylish look. The super capacity dryers feature wide-opening, side-swing, reversible doors.

•	Whirlpool Europe launched: A Whirlpool brand induction cooktop that offers reduced cook times and energy savings of up to 40 percent compared with traditional cooktops. The induction cooktop also features touch operation, sensor-assisted temperature control and residual heat indicators.

•

KitchenAid brand Pro-Clean dishwashers featuring a wash cycle that utilizes 32 additional high-pressure jet spray devices, eliminating the need to soak and scrub baked-on pots and pans by hand. The dishwashers also offer a noise reducing overnight cycle, antibacterial rinse, and multizone wash system that allows consumers to wash loads in either the upper or lower rack as half loads.

•	Whirlpool Latin America launched:

•

Brastemp brand New You dishwashers and refrigerators that consumers can customize via the Internet. The appliances can be configured according to the consumers’ style and lifestyle preferences. The refrigerator is available in nine colors and more than 1,700 option combinations, while the dishwasher is available in eight color choices with more than 800 combination options.

•

Brastemp brand Split Ative air conditioners with electrostatic stickers that are easily attached to and removed from the units for creative versatility. This air conditioning launch marks the Brastemp return to the category after a five-year absence.

•

A line of Consul brand stainless steel appliances designed to provide consumers with stylish appliances at affordable prices. The new stainless steel offering includes a range, two frost-free refrigerators, two ranges and a microwave oven.

•	KitchenAid brand continued its Latin America introduction. KitchenAid brand major and countertop appliances are now offered throughout Brazil.

•	Whirlpool Asia launched:

•	Whirlpool brand Vari washing machine in China. The large-capacity washing machine features 6th Sense technology and a unique “blooming flower” wash action to improve cleaning performance.

•

Whirlpool brand Onyx frost-free, top-mount refrigerator in Australia. The large-capacity, energy-efficient refrigerator features a rapid chill freezer compartment, and a humidity-controlled crisper drawer to keep foods fresher longer and a satina finish.

AWARDS AND ACCOMPLISHMENTS

•	Whirlpool Corporation was named one of the “Best Places to Launch a Career” by BusinessWeek magazine.

•

For the fourth consecutive year Whirlpool Corporation was named to the 2008/2009 Dow Jones Sustainability Index (DJSI), an international stock portfolio that evaluates corporate performance using economic, environmental, and social criteria.

•	Whirlpool Corporation received a score of 100 percent on the Human Rights Campaign’s Corporate Equality Index for the sixth consecutive year.

•

In Brazil, both Whirlpool and Embraco, Whirlpool Corporation’s compressor and cooling solutions business, were named the Best Company to work in Brazil for the 12th consecutive year by Guia Você S.A/Exame 2008.

•

Embraco was named a 2008 “Stars of Energy Efficiency” by the Alliance to Save Energy (ASE). The award recognizes individuals, companies, and government entities working to advance energy efficiency in noteworthy and creative ways.

•	Whirlpool Corporation’s GREENKITCHEN design concept received a Gold Design Award from the Spark International Design Competition.

•	Whirlpool Corporation was named the Expo Design Center Appliance Vendor Partner of the Year for 2008 by The Home Depot.

•	Whirlpool India was awarded the NDTV Profit Business and Leadership Award 2008 for the “Best Consumer Durables Company.”

•	The Whirlpool brand Duet steam laundry pair was named one of the “21 Grand Slam Products that Will Have You Cheering” by Building Products.

•	Whirlpool Gold Series ranges were named as “smart green choices” by Green Builder magazine.

•

The Bauknecht brand won top prize in the Kitchen Innovation of the Year award from the German Federal Ministry for Economy and Technology in their “Better Living” initiative. The Bauknecht double-drawer refrigerator took the gold medal in all categories. The new Bauknecht microwave-hood combination also won an innovation award.

Cash Flow Reconciliation

The table below reconciles actual 2007 and 2008 and projected 2008 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses. The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company, and significant economic, competitive and other uncertainties and contingencies.

(millions of dollars)	Nine Months Ended September 30		2008
	2008	2007	Outlook
Cash provided/(used) by continuing operations	$(6)	$128	$500	-	$525
Capital expenditures	(378)	(310)	(535)	-	(550)
Proceeds from sale of assets/non-Maytag businesses	35	99	35	-	75

Free Cash Flow	$(349)	$(83)	$0	-	$50

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion, 73,000 employees, and 69 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 12% of Whirlpool’s 2007 consolidated net sales of $19.4 billion) and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions, including the strength of the U.S. building industry and the level of interest rates; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) our ability to attract, develop and retain executives and other qualified employees; (8) health care cost trends and regulatory changes that could increase future funding obligations for pension and post retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulations; (10) litigation including product liability and product defect claims; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency fluctuations; and (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIOD ENDED SEPTEMBER 30

(Millions of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	2008	2007	2008	2007
Net sales	$4,902	$4,840	$14,592	$14,083

Expenses
Cost of products sold	4,217	4,148	12,541	12,030
Selling, general and administrative (exclusive of intangible amortization)	477	414	1,419	1,252
Intangible amortization	7	7	21	24
Restructuring costs	24	13	72	46

Operating profit	177	258	539	731

Other income (expense)
Interest and sundry income (expense)	(3)	(17)	(34)	(20)
Interest expense	(52)	(52)	(150)	(151)
Gain on sale of investment	—	7	—	7

Earnings from continuing operations before income taxes and other items	122	196	355	567

Income tax (benefit) expense	(46)	8	(41)	78

Earnings from continuing operations before equity earnings and minority interests	168	188	396	489

Equity in income (loss) of affiliated companies	—	(6)	—	(10)
Minority interests	(5)	(7)	(22)	(19)

Earnings from continuing operations	163	175	374	460

Loss from discontinued operations, net of tax of $0 and $3 for the period ended September 30, 2008 and 2007, respectively	—	—	—	(7)

Net earnings available to common stockholders	$163	$175	$374	$453

Per share of common stock
Basic earnings from continuing operations	$2.18	$2.24	$4.96	$5.83
Discontinued operations, net of tax	—	—	—	(0.09)

Basic net earnings	$2.18	$2.24	$4.96	$5.74

Diluted earnings from continuing operations	$2.15	$2.20	$4.89	$5.72
Discontinued operations, net of tax	—	—	—	(0.09)

Diluted net earnings	$2.15	$2.20	$4.89	$5.63

Dividends	$0.43	$0.43	$1.29	$1.29

Weighted-average shares outstanding (in millions)
Basic	74.6	78.3	75.4	78.9
Diluted	75.5	79.8	76.4	80.4

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Millions of dollars, except per share data)

	(Unaudited)
	September 30, 2008	December 31, 2007
Assets

Current assets
Cash and equivalents	$425	$201
Accounts receivable, net of allowance for uncollectible accounts of $79 and $83 at September 30, 2008 and December 31, 2007, respectively	2,603	2,604
Inventories	3,053	2,665
Deferred income taxes	340	324
Other current assets	746	761

Total current assets	7,167	6,555

Other assets
Goodwill, net	1,743	1,760
Other intangibles, net of accumulated amortization of $90 and $64 at September 30, 2008 and December 31, 2007, respectively	1,838	1,854
Other assets	633	628

Total other assets	4,214	4,242

Property, plant and equipment
Land	76	84
Buildings	1,224	1,226
Machinery and equipment	7,884	7,861
Accumulated depreciation	(6,095)	(5,959)

Total property, plant and equipment	3,089	3,212

Total assets	$14,470	$14,009

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,282	$3,260
Accrued expenses	588	633
Accrued advertising and promotions	427	497
Employee compensation	419	444
Notes payable	853	298
Current maturities of long-term debt	203	127
Other current liabilities	629	634

Total current liabilities	6,401	5,893

Noncurrent liabilities
Long-term debt	1,964	1,668
Postretirement benefits	832	1,061
Pension benefits	607	725
Other liabilities	605	682

Total noncurrent liabilities	4,008	4,136

Commitments and contingencies

Minority interests	89	69

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 104 million and 103 million shares issued at September 30, 2008 and December 31, 2007, respectively, 73 million and 76 million shares outstanding at September 30, 2008 and December 31, 2007, respectively	104	103
Additional paid-in capital	2,029	1,993
Retained earnings	3,979	3,703
Accumulated other comprehensive loss	(275)	(270)
Treasury stock, 31 million shares and 27 million shares at September 30, 2008 and December 31, 2007, respectively	(1,865)	(1,618)

Total stockholders’ equity	3,972	3,911

Total liabilities and stockholders’ equity	$14,470	$14,009

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30

(Millions of dollars)

	2008	2007
Operating activities of continuing operations
Net earnings	$374	$453
Loss from discontinued operations	—	7

Earnings from continuing operations	374	460
Adjustments to reconcile earnings from continuing operations to cash (used in) provided by operating activities from continuing operations:
Depreciation and amortization	467	435
Gain on disposition of assets	(16)	(46)
Gain on sale of investment	—	(7)
Equity in losses of affiliated companies, less dividends received	—	10
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	(67)	(14)
Inventories	(459)	(491)
Accounts payable	68	114
Restructuring charges, net of cash paid	—	(68)
Taxes deferred and payable, net	(116)	19
Accrued pension	(96)	(45)
Employee compensation	1	(22)
Other	(162)	(217)

Cash (used in) provided by continuing operating activities	(6)	128

Investing activities of continuing operations
Capital expenditures	(378)	(310)
Proceeds from sale of assets	35	99
Proceeds from sale of Maytag adjacent businesses	—	100

Cash used in investing activities of continuing operations	(343)	(111)

Financing activities of continuing operations
Net proceeds from short-term borrowings	561	242
Proceeds from borrowings of long-term debt	502	4
Purchase of treasury stock	(247)	(251)
Repayments of long-term debt	(131)	(9)
Dividends paid	(98)	(101)
Common stock issued	21	63
Other	(1)	1

Cash provided by (used in) financing activities of continuing operations	607	(51)

Cash provided by discontinued operations - operating activities	—	6

Effect of exchange rate changes on cash and equivalents	(34)	24

Increase in cash and equivalents	224	(4)
Cash and equivalents at beginning of period	201	262

Cash and equivalents at end of period	$425	$258